EXHIBIT 6.1

This MASTER LICENSE AGREEMENT is made as of December 22, 2015,

BETWEEN

SPO Global Inc., a Delaware company, and its wholly owned subsidiary SPO Medical Equipment Ltd., an Israeli company (jointly the “Licensor”);

‘and’

Michael Braunold (the “Licensee”).

WHEREAS

The Licensor is the exclusive legal owner of all rights, title and interest in the IP and SPO Technology as defined below, and;

The Licensor has agreed to grant to Licensee, an exclusive license in relation to the IP and SPO Technology on the terms and conditions set out in this Agreement.

IT IS AGREED as follows:

1. Interpretation

In this Agreement the following expressions shall have the following meanings: “Agreement” means this Master License Agreement including its Schedules.

“SPO Technology” means any and all currently existing software, hardware, technology, networks, systems, equipment, know-how, algorithms, information, data, procedures, techniques, solutions, and work-arounds contained or which form part of the Licensor’s product or in a technology, technique or process, owned by or licensed to Licensor or to an affiliate of Licensor - and all Derivatives thereof, which includes but is not limited to the products set forth in Schedule 1 hereof.

“Derivatives” - shall mean:

For copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted; For patentable or patented material, any improvement thereon; and For material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

1

“Effective Date” means the date of signing of this Agreement as indicated on the top of this page.

“Intellectual Property Rights” (IP) means all currently exisiting patents, (including without limitation all renewals and extensions thereof), registrations and applications for registration of patents (including without limitation continuations, continuations-in-part, reissues and extensions thereof), applications for patent (including without limitation divisions thereof), trade- marks, trade-names, copyrights, trade secrets and all other intellectual property rights, whether now existing or hereafter created, developed, arising or otherwise coming into being, that relate to or cover any part of SPO Technology, or part thereof, including without limitation any intellectual property rights that could be violated, infringed or misappropriated by any copying, manufacture, use, performance, distribution or other exploitation of the SPO Technology or part thereof. Without limiting the generality of the above, current patents and applications include but is not limited to those set forth in Schedule 1 hereof.

“Territory” means worldwide.

“Term” means the duration of this Agreement as specified in Section 6.

2. Grant of License

Subject to the terms and conditions of this Agreement, the Licensor hereby grants to the Licensee an exclusive, perpetual, assignable and royalty free license (for the avoidance of doubt the exclusivity also applies against the Licensor) for the Permitted Use (as defined below) of the SPO Technology and IP in the Territory during the Term, with the right to grant sub-licenses (the “License”).

Notwithstanding the above the License is non exclusive with respect to the trade names ‘SPO’ and “SPO Global’.

3. Permitted Use

3.1 The Licensee is entitled under the License, in the Territory during the Term, to use and exploit the IP and SPO Technology under this Agreement for any use and purpose whatsoever (the “Permitted Use”).

3.2 Licensee is permitted to improve, enhance, modify, adapt, or further develop the IP. Licensee shall become the sole owner of all IP in any such improvements, enhancements, modifications, adaptations or further developments of the IP (“New Works”).

3.3 The Licensee shall use the IP and SPO Technology in conformity with all applicable laws, regulations, industry requirements, and standards in force within the Territory.

2

4. Consideration

In consideration of the grant of the License the License hereby waives all claims to monies currently owed to Licensee by the Licensor.

5. No Warranty & Limitation of Damages

5.1 DISCLAIMER. LICENSOR’S EXPRESSLY DISCLAIMS ALL WARRANTIES RELATING TO THE SPO TECHNOLOGY, WHETHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.2 Neither Party will be liable for any indirect, punitive, special, incidental or consequential damages in connection with or arising out of this agreement, or any loss of business, revenue, profits, use, data or other economic advantage, however it arises, whether in contract or tort, even if that Party has been previously advised of the possibility of such damage.

6. Duration of Agreement

This Agreement commences on the Effective Date and continues indefinitely. The Licensee is entitled to terminate this Agreement upon notice to the Licensor.

7. Maintenance and protection of IP

7.1 Licensor shall have no duty or liability with respect to the IP, and Licensee hereby agrees that it shall be solely responsible for and that it fully assumes any and all obligations and costs, including with respect to taking all steps to maintain and renew registrations for the IP in the Territory.

7.2 Licensee has the right to take any and all steps, including legal court action, to ensure that the IP is protected throughout the Territory during the Term of this Agreement including (but not limited to ) where there is:

(a) any actual, suspected or threatened infringement of the IP;

(b) any allegation or complaint made by any third party that any of the IP is invalid or that use of the IP infringes any third party rights; and

(c) any other form of attack or claim to which any of the IP may be subject.

3

7.4 Licensee may at its sole discretion claim against infringing third parties for its own loss of profit, damages, costs and legal fees.

7.5 Licensor hereby grants Licensee an irrevocable power of attorney to execute any act on behalf of Licensor in order for Licensee to exercise its rights herein, provided however, Licensee shall have no authority to take any action on behalf of Licensor which would, or could, result in Licensor being legally obligated for the payment of any sums or the taking of any actions with respect to the IP, and should any such liability be incurred, Licensee shall defend and indemnify Licensor to the fullest extent permitted by law.

8. Assignment

Licensee may assign any or all of its rights or obligations under this Agreement, or grant, declare, create or dispose of any right or interest in it, or sub-contract the performance of any of its obligations under this Agreement to a third party without the prior written approval of Licensor.

9. Notices

Any notice or other communication to be given by a party under this Agreement shall be in writing and shall be served by sending it by fax to the number set out below, or delivering it by hand or sending it by registered post or e-mail to the addresses set out below. The addresses and fax numbers of the parties for the purpose of this Section are as follows:

Licensor:

SPO Global, Inc.

Attn: President

with a copy to:

Kimberly L. Rudge, PA

4654 SR 64 E, #133

Bradenton, Fl. 34208

Licensee:

Gerald Brounstein

Email: GBrounstein@PearlCohen.com

4

10. General

10.1 No failure or delay by either party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

10.2 No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of authorised representatives of all parties.

10.3 If and to the extent any provision of this Agreement is held to be illegal, void or unenforceable, such provision shall be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

10.4 This Agreement sets out the entire agreement and understanding between the parties in respect of the subject matter of this Agreement. The general terms and conditions of either party shall not form part of this Agreement and do not apply.

10.5 This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

10.6 This Agreement shall be exclusively governed by and construed in accordance with the law of the State of Delaware. Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of the State of Delaware.

5

EXECUTED by: SPO Global Inc.

Name:	Sidney Braun
Position:	Director

SPO Medical Equipment Ltd.

Name:	Michael Braunold
Title:	CEO

Michael Braunold

6

Schedule 1

Products & Patents

Products and trade names:

PulseOx 5500

PulseOx 6000

PulseOx 6100

PulseOx 7500 CheckMate

ReliOn (Private label) HoMedics (Private label) SPO

SPO Medical SPO Global SPO Baby SPO Security SPO Wellness

Patents and Applications list:

SPO File Number	Application Date	Application Num.	REGISTED Date	PATENT Number
PATENTS
SP2-2250-US	12-Dec-01	09/831,944	28-Feb-06	7,006,855
SP1-2584-US2	6-Dec-06	11/567,230	15-Sep-09	7,590,438
SP1-2585-US3	6-Dec-06	11/567,232	3-Nov-09	7,613,490
SP1-2586-US4	6-Dec-06	11/567,237	13-Oct-09	7,606,607
SP1-2589-US5	6-Dec-06	11/609,957	13-Oct-09	7,603,152
SP1-2590-US6	6-Dec-06	11/612,641	19-Jan-10	7,650,176
SP1-2244-CA	11-Jun-98	CA 2334964	24-Mar-09	2,334,964
SP2-2664-GB		EP 168694		1,139,865
SP1-2247-US	1-Feb-00	09/147,683	22-Apr-03	6,553,242
SP1-2248-US	18-Mar-03	10/390,169	30-Jan-07	7,171,251
SP2-2538-US1	8-Dec-05	11/296,389	15-Apr-08	7,359,741
SP-2246-IL	15-Jun-97	ISL 121079	24-Apr-05	121,079
APPLICATION
SP6-2814-US	17-Feb-11	13/029,420
SP5-2805-US	26-Jun-12	13/512,601

7